Exhibit 107

FEE TABLES FOR

FORM S-1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Newsmax Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.001 per share	457(c)	8,724	(2)	$24.75	$215,919.00	0.00015310	$33.06
Equity	Class B Common Stock, par value $0.001 per share	457(c)	25,624,912	(3)	$24.75	$634,216,572.00	0.00015310	$97,098.56
Total Offering Amounts						$634,432,491.00		$97,131.62
Total Fee Offsets								-
Net Fee Due								$97,131.62

(1)

Pursuant to Rule 416 under the Securities Act, the shares of Class B common stock of the Registrant, par value $0.001 per share (“Class B Common Stock”) offered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Represents 8,724 shares of Class B Common Stock we have issued to the selling stockholder pursuant to the terms of the standby equity purchase agreement we entered into with the selling stockholder on April 4, 2025 (the “Purchase Agreement”).

(3)

Represents 25,624,912 shares of Class B Common Stock that are available to be issued and sold by the Registrant to the selling stockholder from time to time pursuant to the Purchase Agreement, subject to satisfaction of the conditions set forth therein.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Class B Common Stock as reported on the New York Stock Exchange on April 14, 2025, which date is within five business days prior to the filing of this Registration Statement.